U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2009

NUTRA PHARMA CORP.
(Exact name of registrant as specified in its charter)

California	000-32141	91-2021600
(State or jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

1537 NW 65th Avenue
Plantation Florida 33313
(Address of principal executive offices) (Zip Code)

Registrant's telephone number: 954-509-0911

(Former name or former address, if changed since last report)

Nutra Pharma Corp. is referred to herein as “we,” “our,” or “us”.

Section 3 – Securities and Trading Markets

Item 3.02.  Unregistered Sales of Equity Securities

On August 20, 2009, our Board of Directors authorized the offer and sale of our common stock at $0.08 per share.  From September 1, 2009 through September 22, 2009, we sold 34,948,750 million common shares (the “Shares”) to 65 accredited investors for aggregate proceeds of $2,795,900.  The Shares were offered and sold in private transactions in reliance upon exemptions from registration pursuant to Section 4(2) and 4(6) of the Securities Act of 1933, as amended (the “Act”) and Rule 506 of Regulation D promulgated thereto.  On September 30, 2009, we accepted all the subscriptions and authorized the issuance of the Shares.

We intend to use the proceeds from the sale of the Shares for working capital purposes, hiring new employees and to scale up manufacturing  for  our over-the-counter pain reliever product, Cobroxin.

We relied upon Sections 4(2) and 4(6)  and Rule 506 of Regulation D of the Act in connection with the issuance of the securities. We believed Sections 4(2) and 4(6) and Rule 506 of Regulation D were available because:

●	We are not and were not a blank check company at the time of the offer or sale;

●	The investors had business experience and were accredited investors as defined by Rule 501 of Regulation D of the Act;

●	All offers and sales of the investment were made privately and no party engaged in any general solicitation or advertising of the proposed investment;

●	Each investor had a preexisting social, personal or business relationship with us and members of our management;

●	The investors were provided with all information sufficient to allow them to make an informed investment decision;

●	The investors had the opportunity to inspect our books and records and to verify statements made to them;

●	The securities representing the investment were issued with a restrictive legend indicating the securities represented by the certificate have not been registered; and

●	No party received any transaction-based compensation such as commissions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 6, 2009

Nutra Pharma Corp.

/s/ Rik Deitsch
By: Rik Deitsch, Chief Executive Officer/Chairman of the Board